Exhibit 99.1

BTCS to Commence Trading on Nasdaq

Silver Spring, MD – (Globe Newswire – September 13, 2021) – BTCS Inc. (OTCQB: BTCS) (“BTCS” or the “Company”), a blockchain technology focused company, today announced that The Nasdaq Stock Market LLC has approved the listing of the Company’ common stock on The Nasdaq Capital Market (“Nasdaq”). The Company’s common stock will begin trading on Nasdaq under trading symbol “BTCS” at the open of the market on Tuesday, September 14, 2021.

“Today is a significant milestone in the history and evolution of BTCS,” stated Charles Allen, CEO of BTCS. “We were one of the earliest movers in the blockchain and digital currency ecosystems and the first “Pure Play” U.S. public company focused on digital assets and blockchain technologies. Through our vast experience participating across the blockchain ecosystem since its earliest days, we believe we have refined our strategy to create significant growth in shareholder value. Now with a Nasdaq listing imminent, we are positioned to accelerate the execution of our strategy as we focus on expanding and growing our operations in the burgeoning blockchain space.”

BTCS joins Nasdaq at a time when the digital asset market has reclaimed a total market capitalization of greater than $2 trillion. The Company generated $453 thousand in revenue for the first six months of 2021 and through timely purchases of Bitcoin, Ethereum, and other cryptocurrencies, BTCS has substantially grown its digital assets over the last year. As of June 30, 2021, the FMV of the Company’s digital asset holdings increased 2,013% YoY to $21.5 million. As of September 10, 2021, the Company’s digital asset holdings had a FMV of approximately $33 million.

BTCS’s listing on Nasdaq comes after several recently announced milestones for the Company, including:

●	Rapid Expansion of Blockchain Infrastructure Operations – launched proof-of-stake (“PoS”) pools on Ethereum 2.0, Cardano, and Tezos; PoS consensus algorithms are environmentally-friendly alternatives to Proof-of-Work (“PoW”) consensus mechanisms; BTCS’s PoS operations represents a high profit margin component of the Company’s business model. BTCS plans to expand this part of the business by identifying and securing additional disruptive blockchain protocols, along with continuing development of its Staking-as-a-Service (“SaaS”) product offering.

●	Expanded Board of Directors and Strengthened Management Team - Litecoin founder, Charlie Lee, and attorney and internationally recognized authority on and pioneer in blockchain legal issues, Carol Van Cleef, appointed as independent directors; added Andrew Lee, veteran finance executive and cryptocurrency specialist, as CFO.

●	Development of Digital Asset Analytics Platform - Initial development of our digital asset data analytics platform is nearing completion with invite-only public beta launch anticipated in the third quarter; expansion of development team expected to further accelerate development of platform and to support additional revenue generating activities.

“In our letter to shareholders dated February 18, 2021, one of our key goals was to position the Company for listing on a senior exchange. I am elated we have achieved this important milestone,” added Michal Handerhan, COO of BTCS. “As we build on our recent successes, we plan to strategically expand our blockchain infrastructure operations to drive further revenue growth.”

“I want to thank our shareholders for their continued support,” added Allen. “We strongly believe in our ability to capitalize on the disruptive and transformative potential of digital assets in the quarters ahead. Like the internet era that came before, which forever changed the way people communicate with each other, blockchain technology is now changing the way we transact with each other, and the opportunity is just getting started – and we are just getting started.”

About BTCS:

BTCS is an early mover in the blockchain and digital currency ecosystem, and the first “Pure Play” U.S. publicly traded company focused on blockchain infrastructure and technology. Through its blockchain infrastructure operations, the Company secures Proof-of-Stake blockchains by actively processing and validating blockchain transactions and is rewarded with native digital tokens. The Company is developing a proprietary Staking-as-a-Service platform to allow users to stake and delegate supported cryptocurrencies through a non-custodial platform. The Company is also developing a proprietary digital asset data analytics platform that allows users to consolidate their crypto trades from multiple exchanges onto a single platform, enabling users to view and analyze their performance, risk metrics, and potential tax implications. The Company employs a digital asset treasury strategy with a primary focus on disruptive non-security protocol layer assets. For more information visit: www.btcs.com.

Forward-Looking Statements:

Certain statements in this press release, constitute “forward-looking statements” within the meaning of the federal securities laws including statements regarding our growth in shareholder value, revenue growth, and our ability to capitalize on the potential for digital assets. Words such as “may,” “might,” “will,” “should,” “believe,” “expect,” “anticipate,” “estimate,” “continue,” “predict,” “forecast,” “project,” “plan,” “intend” or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. While the Company believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to us on the date of this release. These forward-looking statements are based upon current estimates and assumptions and are subject to various risks and uncertainties, including without limitation the rewards and costs associated with validating transactions on proof-of-stake blockchains, significant decrease in value of our digital assets and rewards while locked up, loss or theft of the private withdrawal keys resulting in the complete loss of digital assets and reward, as well as risks set forth in the Company’s filings with the Securities and Exchange Commission including its Form 10-K for the year ended December 31, 2020. Thus, actual results could be materially different. The Company expressly disclaims any obligation to update or alter statements whether as a result of new information, future events or otherwise, except as required by law.

Investor Relations:
Dave Gentry
RedChip Companies, Inc.
Phone: (407) 491-4498
dave@redchip.com